Exhibit 99

MGIC Investment Corporation Reports Third Quarter 2019 Results
Third Quarter 2019 Net Income of $176.9 million or $0.49 per Diluted Share
Third Quarter 2019 Adjusted Net Operating Income (Non-GAAP) of $173.6 million or $0.48 per Diluted Share

MILWAUKEE (October 22, 2019) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the third quarter of 2019. Net income for the quarter was $176.9 million, or $0.49 per diluted share, compared with net income of $181.9 million, or $0.49 per diluted share for the third quarter of 2018.

Adjusted net operating income for the third quarter of 2019 was $173.6 million, or $0.48 per diluted share, compared with $180.9 million, or $0.48 per diluted share for the third quarter of 2018. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

Timothy Mattke, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC") said, “During the quarter we continued to execute on our business strategies, including prudently growing our insurance in force and managing and deploying capital to maximize shareholder value. Year over year insurance in force increased by 6%, and in the third quarter we added $19.1 billion of new insurance written that we expect to produce meaningful returns for our shareholders. In addition, the current economic conditions and the credit characteristics of the new insurance written over the last several years, continue to result in low levels of new delinquency notices.” Mattke added that, “Reflecting our strong capital position and outlook for capital generation, in the third quarter MGIC paid the holding company a $70 million dividend, we repurchased approximately $70 million of common stock and, we distributed $21 million to shareholders with the common share dividend.”

Third Quarter Summary

•	New Insurance Written of $19.1 billion, compared to $14.5 billion in the third quarter of 2018.

•	Insurance in force of $218.1 billion at September 30, 2019 increased by 2.0% during the quarter and 6.0% compared to September 30, 2018.

•
Primary delinquency inventory of 29,940 loans at September 30, 2019 decreased from 32,898 loans at December 31, 2018. Our primary delinquency inventory declined 10.4% year-over-year from 33,398 loans at September 30, 2018.

–
Insurance written in 2008 and before accounted for approximately 13% of the September 30, 2019 primary risk in force but accounted for 61% of the new primary delinquency notices received in the quarter.

–
The percentage of primary loans that were delinquent at September 30, 2019 was 2.78%, compared to 3.11% at December 31, 2018, and 3.19% at September 30, 2018. The percentage of flow primary loans that were delinquent at September 30, 2019 was 2.20%, compared to 2.47% at December 31, 2018, and 2.52% at September 30, 2018.

•	Persistency, or the percentage of insurance remaining in force from one year prior, was 78.6% at September 30, 2019, compared with 81.7%% at December 31, 2018 and 81.0%% at September 30, 2018.

•	The loss ratio for the third quarter of 2019 was 12.7%, compared to 8.8% for the second quarter of 2019 and (0.6)% for the third quarter of 2018.

•
The underwriting expense ratio associated with our insurance operations for the third quarter of 2019 was 17.7%, compared to 17.6% for the second quarter of 2019 and 17.6% for the third quarter of 2018.

•	Net premium yield was 49.6 basis points in the third quarter of 2019, compared to 46.5 basis points for the second quarter of 2019 and 49.3 basis points for the third quarter of 2018.

•	MGIC paid a dividend of $70 million to our holding company during the third quarter of 2019.

•	MGIC Investment Corporation paid a $0.06 dividend per common share to shareholders during the third quarter of 2019.

•	Repurchased 5.5 million shares of common stock at an average cost per share of $12.64.

•
Book value per common share outstanding increased by 5% during the quarter to $11.93. A $31.4 million after-tax change in net unrealized gains (losses) increased book value per common share outstanding by $0.09 during the quarter.

_______________

Investor Relations: Michael J. Zimmerman | (414) 347-6596 | mike_zimmerman@mgic.com

Revenues

Total revenues for the third quarter of 2019 were $318.4 million, compared to $290.4 million in the third quarter last year. Net premiums written for the quarter were $259.4 million, compared to $251.9 million for the same period last year. Net premiums earned for the quarter were $267.9 million, compared to $250.4 million for the same period last year. The increase was due to higher average insurance in force and an increase in premiums from single premium policy cancellations, partially offset by the effect of lower premium rates. Investment income for the third quarter increased to $42.7 million, from $36.4 million for the same period last year, resulting from an increase in the consolidated investment portfolio as well as higher yields.

Losses and expenses

Losses incurred
Losses incurred in the third quarter of 2019 were $34.0 million, compared to $(1.5) million in the third quarter of 2018. During the third quarter of 2019 there was a $27 million reduction in losses incurred due to positive development on our primary loss reserves, before reinsurance, for previously received delinquency notices, compared to a reduction of $59 million in the third quarter of 2018. Losses incurred in the quarter associated with delinquency notices received in the quarter reflect a lower estimated claim rate when compared to the same period of last year.

Underwriting and other expenses
Net underwriting and other expenses were $48.3 million in the third quarter of 2019, compared to $46.8 million in the same period last year.

Provision for income taxes
The effective income tax rate was 20.7% in the third quarter of 2019, compared to 21.6% in the third quarter of 2018.

Capital

•	As of September 30, 2019, total shareholders' equity was $4.2 billion and outstanding principal on borrowings was $837 million.

•	MGIC's PMIERs Available Assets totaled $4.5 billion, or $1.2 billion above its Minimum Required Assets as of September 30, 2019.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $6.1 billion as of September 30, 2019, compared to $5.7 billion as of December 31, 2018, and $5.7 billion as of September 30, 2018.

•
The fair value of our investment portfolio, cash and cash equivalents was $5.8 billion as of September 30, 2019, compared to $5.3 billion as of December 31, 2018, and $5.2 billion as of September 30, 2018.

•	Investments, cash and cash equivalents at the holding company were $308 million as of September 30, 2019, compared to $248 million as of December 31, 2018, and $261 million as of September 30, 2018.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, October 22, 2019, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-855-493-1443. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through November 22, 2019 under “Newsroom.”
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At September 30, 2019, MGIC had $218.1 billion of primary insurance in force covering over one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, and a supplement that contains various portfolio statistics are both available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures, and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. For information about our underwriting and rate changes, see https://www.mgic.com/underwriting.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-Q for the quarter ended September 30, 2019.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

(4)
Infrequent or unusual non-operating items. Our 2018 income tax expense includes amounts related to our IRS dispute and is related to past transactions which are non-recurring in nature and are not part of our primary operating activities.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2019	2018	2019	2018

Net premiums written	$259,414	$251,883	$747,293	$744,225
Revenues
Net premiums earned	$267,857	$250,426	$764,720	$729,497
Net investment income	42,715	36,380	125,723	103,003
Net realized investment gains (losses)	4,205	1,114	3,986	(1,112)
Other revenue	3,606	2,525	7,921	6,827
Total revenues	318,383	290,445	902,350	838,215
Losses and expenses
Losses incurred, net	33,985	(1,518)	94,884	8,877
Underwriting and other expenses, net	48,339	46,811	142,477	140,160
Interest expense	12,939	13,258	39,722	39,737
Total losses and expenses	95,263	58,551	277,083	188,774
Income before tax	223,120	231,894	625,267	649,441
Provision for income taxes	46,186	49,994	128,614	137,090
Net income	$176,934	$181,900	$496,653	$512,351
Net income per diluted share	$0.49	$0.49	$1.36	$1.36

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2019	2018	2019	2018
Net income	$176,934	$181,900	$496,653	$512,351
Interest expense, net of tax (1):
9% Convertible Junior Subordinated Debentures due 2063	4,566	4,566	13,698	13,698
Diluted net income available to common shareholders	$181,500	$186,466	$510,351	$526,049

Weighted average shares - basic	351,475	362,180	354,272	367,190
Effect of dilutive securities:
Unvested restricted stock units	2,071	1,697	1,966	1,547
9% Convertible Junior Subordinated Debentures due 2063	19,028	19,028	19,028	19,028
Weighted average shares - diluted	372,574	382,905	375,266	387,765
Net income per diluted share	$0.49	$0.49	$1.36	$1.36

(1)	Interest expense for the three and nine months ended September 30, 2019 and 2018 has been tax effected at a rate of 21%.

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three months ended September 30,
	2019			2018
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$223,120	$46,186	$176,934	$231,894	$49,994	$181,900
Adjustments:
Additional income tax benefit (provision) related to IRS litigation	—	—	—	—	154	(154)
Net realized investment gains	(4,175)	(877)	(3,298)	(1,114)	(234)	(880)
Adjusted pre-tax operating income / Adjusted net operating income	$218,945	$45,309	$173,636	$230,780	$49,914	$180,866

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			372,574			382,905

Net income per diluted share			$0.49			$0.49
Additional income tax (benefit) provision related to IRS litigation			—			—
Net realized investment gains			(0.01)			—
Adjusted net operating income per diluted share			$0.48			$0.48	(1)
(1) For the Three Months Ended September 30, 2018, the Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share does not foot due to rounding of the adjustments.

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Nine months ended September 30,
	2019			2018
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$625,267	$128,614	$496,653	$649,441	$137,090	$512,351
Adjustments:
Additional income tax benefit (provision) related to IRS litigation	—	—	—	—	(1,477)	1,477
Net realized investment (gains) losses	(3,772)	(792)	(2,980)	1,112	234	878
Adjusted pre-tax operating income / Adjusted net operating income	$621,495	$127,822	$493,673	$650,553	$135,847	$514,706

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			375,266			387,765

Net income per diluted share			$1.36			$1.36
Additional income tax (benefit) provision related to IRS litigation			—			—
Net realized investment (gains) losses			(0.01)			—
Adjusted net operating income per diluted share			$1.35			$1.36

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,	September 30,
(In thousands, except per share data)	2019	2018	2018
ASSETS
Investments (1)	$5,681,452	$5,159,019	$4,980,432
Cash and cash equivalents	165,425	151,892	266,997
Restricted cash and cash equivalents	6,329	3,146	—
Reinsurance recoverable on loss reserves (2)	19,566	33,328	33,281
Home office and equipment, net	50,540	51,734	50,055
Deferred insurance policy acquisition costs	18,010	17,888	18,665
Deferred income taxes, net	11,583	69,184	111,613
Other assets	193,846	191,611	196,065
Total assets	$6,146,751	$5,677,802	$5,657,108

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$602,297	$674,019	$721,046
Unearned premiums	392,556	409,985	407,614
Federal home loan bank advance	155,000	155,000	155,000
Senior notes	420,578	419,713	419,425
Convertible junior debentures	256,872	256,872	256,872
Other liabilities	159,831	180,322	207,620
Total liabilities	1,987,134	2,095,911	2,167,577
Shareholders' equity	4,159,617	3,581,891	3,489,531
Total liabilities and shareholders' equity	$6,146,751	$5,677,802	$5,657,108
Book value per share (3)	$11.93	$10.08	$9.64

(1) Investments include net unrealized gains (losses) on securities	$187,099	$(44,795)	$(72,399)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$582,731	$640,691	$687,765
(3) Shares outstanding	348,709	355,371	362,155

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2019						2018			Year-to-date
	Q3		Q2		Q1		Q4		Q3	2019	2018
New primary insurance written (NIW) (billions)	$19.1		$14.9		$10.1		$12.2		$14.5	$44.1	$38.3

Monthly (including split premium plans) and annual premium plans	16.2		12.6		8.5		10.2		12.2	37.3	31.8
Single premium plans	2.9		2.3		1.6		2.0		2.3	6.8	6.5

Direct average premium rate (bps) on NIW
Monthly (1)	42.3		45.6		49.1		50.2		51.3	45.0	53.7
Singles	112.8		129.6		141.5		147.0		153.5	125.4	161.8

Product mix as a % of primary NIW
FICO < 680	4%		6%		7%		8%		7%	6%	7%
>95% LTVs	12%		16%		18%		17%		17%	15%	16%
>45% DTI	12%	(2)	15%	(2)	18%	(2)	19%	(2)	20%	15%	20%
Singles	15%		16%		16%		16%		16%	16%	17%
Refinances	20%		11%		8%		6%		5%	14%	7%

New primary risk written (billions)	$4.7		$3.8		$2.5		$3.1		$3.7	$11.0	$9.6

(1) Excludes loans with split and annual payments

(2) In the fourth quarter of 2018 we changed our methodology for calculating DTI ratios for pricing and eligibility purposes to exclude the impact of mortgage insurance premiums. As a result, loan originators may have changed the information they provide to us, and therefore we cannot be sure that the DTI ratio we report for each loan includes the related mortgage insurance premiums in the calculation.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2019			2018
	Q3	Q2	Q1	Q4	Q3
Primary Insurance In Force (IIF) (billions)	$218.1	$213.9	$211.4	$209.7	$205.8
Total # of loans	1,075,285	1,065,893	1,059,720	1,058,292	1,048,088
Flow # of loans	1,032,936	1,022,157	1,013,291	1,010,944	999,382

Average Loan Size of IIF (thousands)	$202.9	$200.7	$199.5	$198.2	$196.4
Flow only	$205.4	$203.2	$202.0	$200.7	$198.9

Annual Persistency	78.6%	80.8%	81.7%	81.7%	81.0%

Primary Risk In Force (RIF) (billions)	$56.2	$55.2	$54.5	$54.1	$53.1
By FICO (%)
FICO 760 & >	39%	38%	38%	38%	38%
FICO 740-759	16%	16%	16%	16%	15%
FICO 720-739	14%	14%	14%	14%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	8%	9%	9%	8%	9%
FICO 660-679	5%	5%	5%	5%	5%
FICO 640-659	3%	3%	3%	3%	3%
FICO 639 & <	4%	4%	4%	5%	5%

Average Coverage Ratio (RIF/IIF)	25.8%	25.8%	25.8%	25.8%	25.8%

Direct Pool RIF (millions)
With aggregate loss limits	$214	$215	$216	$228	$232
Without aggregate loss limits	$173	$178	$186	$191	$199

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DELINQUENCY STATISTICS

	2019						2018
	Q3		Q2		Q1		Q4		Q3
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	29,795		30,921		32,898		33,398		36,037
New Notices	14,019		12,915		13,611		14,097		13,569
Cures	(12,592)		(12,882)		(14,348)		(12,891)		(14,197)
Paid claims	(1,045)		(1,112)		(1,188)		(1,304)		(1,374)
Rescissions and denials	(42)		(47)		(52)		(67)		(56)
Other items removed from inventory	(195)		—		—		(335)		(581)
Ending Delinquent Inventory	29,940		29,795		30,921		32,898		33,398

Primary IIF Delinquency Rate	2.78%		2.80%		2.92%		3.11%		3.19%
Primary claim received inventory included in ending delinquent inventory	557		630		665		809		766

Primary IIF - # of Delinquent Loans - Flow only	22,688		22,227		23,483		24,919		25,130
Primary IIF Delinquency Rate - Flow only	2.20%		2.17%		2.32%		2.47%		2.52%

Composition of Cures
Reported delinquent and cured intraquarter	4,397		3,735		4,884		4,081		3,938
Number of payments delinquent prior to cure
3 payments or less	5,631		6,221		6,506		5,623		5,671
4-11 payments	2,075		2,401		2,419		2,616		3,896
12 payments or more	489		525		539		571		692
Total Cures in Quarter	12,592		12,882		14,348		12,891		14,197

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	—		4		2		6		7
4-11 payments	104		121		149		125		140
12 payments or more	941		987		1,037		1,173		1,227
Total Paids in Quarter	1,045		1,112		1,188		1,304		1,374

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	9,462	32%	8,970	30%	8,568	28%	9,829	30%	9,484	28%
4-11 months	9,082	30%	8,951	30%	9,997	32%	9,655	29%	9,564	29%
12 months or more	11,396	38%	11,874	40%	12,356	40%	13,414	41%	14,350	43%

Number of payments delinquent
3 payments or less	14,690	49%	14,071	47%	14,129	46%	15,519	47%	14,813	44%
4-11 payments	8,225	27%	8,194	28%	8,833	28%	8,842	27%	9,156	28%
12 payments or more	7,025	24%	7,530	25%	7,959	26%	8,537	26%	9,429	28%

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2019				2018				Year-to-date
	Q3		Q2	Q1	Q4		Q3		2019	2018
Reserves (millions)
Primary Direct Loss Reserves	$591		$610	$642	$660		$707
Pool Direct loss reserves	11		11	12	13		13
Other Gross Reserves	—		1	1	1		1
Total Gross Loss Reserves	$602		$622	$655	$674		$721

Primary Average Direct Reserve Per Delinquency	$18,955		$19,684	$20,014	$20,077		$21,184

Net Paid Claims (millions) (1)	$55		$55	$57	$75		$87		$167	$260
Total primary (excluding settlements)	47		52	52	62		65		151	220
Rescission and NPL settlements	4		—	—	10		19		4	40
Pool	1		—	1	1		2		2	5
Reinsurance	(2)		(2)	(3)	(2)		(3)		(7)	(17)
Other	5		5	7	4		4		17	12
Reinsurance terminations (1)	—		(14)	—	—		—		(14)	(2)

Primary Average Claim Payment (thousands)	$44.4	(2)	$46.9	$43.9	$48.0	(2)	$47.2	(2)	$45.1	$49.6
Flow only	$39.4	(2)	$40.0	$37.6	$41.6	(2)	$42.0	(2)	$39.0	$44.2

(1) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of non-performing loans.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE, BULK STATISTICS and MI RATIOS

	2019					2018		Year-to-date
	Q3		Q2		Q1	Q4	Q3	2019	2018
Quota Share Reinsurance
% insurance inforce subject to reinsurance	78.4%		78.2%		77.8%	77.5%	77.6%
% NIW subject to reinsurance	81.2%		83.0%		84.0%	75.5%	75.4%	82.5%	75.0%
Ceded premiums written and earned (millions)	$23.0		$36.5	(1)	$28.2	$28.6	$25.2	$87.7	$79.6
Ceded losses incurred (millions)	$2.7		$3.4		$1.7	$3.0	$(0.5)	$7.8	$3.6
Ceding commissions (millions) (included in underwriting and other expenses)	$11.0		$13.4		$13.4	$12.9	$13.0	$37.8	$38.2
Profit commission (millions) (included in ceded premiums)	$32.2		$37.0		$38.9	$36.0	$39.7	$108.1	$111.7

Excess-of-Loss Reinsurance
Ceded premiums earned (millions)	$5.4		$4.5		$2.5	$2.8	$—	$12.4	$—
Ceded losses incurred (millions)	$—		$—		$—	$—	$—	$—	$—

Bulk Primary Insurance Statistics
Insurance in force (billions)	$6.0		$6.2		$6.7	$6.8	$7.0
Risk in force (billions)	$1.7		$1.7		$1.9	$1.9	$2.0
Average loan size (thousands)	$141.3		$141.8		$144.1	$144.8	$145.4
Number of delinquent loans	7,252		7,568		7,438	7,979	8,268
Delinquency rate	17.13%		17.31%		16.02%	16.86%	16.98%
Primary paid claims (millions)	$15		$16		$18	$19	$18	$49	$64
Average claim payment (thousands)	$60.1		$74.6		$65.1	$73.2	$69.6	$66.2	$70.1

Mortgage Guaranty Insurance Corporation - Risk to Capital	9.9:1	(3)	10.1:1	(2)	8.9:1	9.0:1	9.0:1
Combined Insurance Companies - Risk to Capital	9.8:1	(3)	10.0:1		9.6:1	9.8:1	9.8:1

GAAP loss ratio (insurance operations only)	12.7%		8.8%		15.6%	11.3%	(0.6)%	12.4%	1.2%
GAAP underwriting expense ratio (insurance operations only)	17.7%		17.6%		18.9%	19.1%	17.6%	18.1%	17.8%

(1) Includes a $6.8 million termination fee paid to terminate a portion of our 2015 quota share reinsurance agreement.

(2) A reinsurance agreement in effect between Mortgage Guaranty Insurance Corporation and an affiliate was terminated during the quarter.

(3) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission ("SEC"). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on these statements being current at any time other than the time at which this press release was delivered for dissemination to the public.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe that we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, strength of management teams and field organizations, the ancillary products and services provided to lenders and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.

Much of the competition in the industry in the last few years has centered on pricing practices which have included: (i) reductions in standard filed rates; (ii) use of customized rates (typically lower than standard rates) that are made available to lenders that meet certain criteria; and (iii) use of a spectrum of filed rates to allow for formulaic, risk-based pricing that may be quickly adjusted within certain parameters (referred to as "risk-based pricing systems").

In the first quarter of 2019, we introduced MiQ™, our risk-based pricing system that establishes our premium rates based on more risk attributes than were considered in 2018. The widespread use of risk-based pricing systems by the private mortgage insurance industry makes it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our volume of new insurance written ("NIW") has changed. In addition, business under customized rate plans is awarded by certain customers for only a limited period of time. As a result, our volume may fluctuate more than it had in the past.

We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. A reduction in our premium rates will reduce our premium yield (net premiums earned divided by the average insurance in force) over time as older insurance policies with higher premium rates run off and new insurance policies with lower premium rates are written. Our premium rates are subject to approval by state regulatory agencies, which can delay or limit our ability to change them, outside of the parameters already approved.
There can be no assurance that our premium rates adequately reflect the risk associated with the underlying mortgage insurance policies. For additional information, see our risk factors titled “The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations" and "If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition."
Our relationships with our customers, which may affect the amount of our NIW, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements are more restrictive than those of our competitors, or our customers are dissatisfied with our claims-paying practices (including insurance policy rescissions and claim curtailments). Regarding the concentration of our new business, our largest customer accounted for approximately 5% and 7% of our NIW, and our top ten customers accounted for approximately 24% and 26% of our NIW, in each of 2018 and the first nine months of 2019, respectively.
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore reinsurance vehicles, which are tax-advantaged). As a result, they may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share, and they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by Fannie Mae and Freddie Mac (the "GSEs") discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

Substantially all of our insurance written since 2008 has been for loans purchased by the GSEs. The current private mortgage insurer eligibility requirements ("PMIERs") of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings; however, our financial strength ratings can affect us in the following ways:

•
A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our new insurance written.

•
Our ability to participate in the non-GSE mortgage market (the size of which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our mortgage insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from A.M. Best is A- (with a stable outlook), from Moody’s is Baa1 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a stable outlook).

•
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

In 2018, Freddie Mac and Fannie Mae initiated programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs compete with traditional private mortgage insurance and, due to differences in policy terms, they may offer premium rates that are below prevalent single premium lender paid mortgage insurance ("LPMI") rates. We participate in these programs from time to time. See our risk factor titled “Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses” for a discussion of various business practices of the GSEs that may be changed, including through expansion or modification of these programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 29.0% in the first half of 2019, 30.5% in 2018 and 33.9% in 2017. In the past ten years, the FHA’s share has been as low as 29.0% in 2019 and as high as 66.8% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 22.6% in the first half of 2019, 22.9% in 2018 and 24.7% in 2017. In the past ten years, the VA’s share has been as low as 14.3% in 2009 and as high as 27.2% in 2016. We believe that the VA’s market share has generally been elevated in recent years because of an increase in the number of borrowers that are eligible for the VA’s program, which offers 100% loan-to-value ratio ("LTV") loans and charges a one-time funding fee that can be included in the loan amount, and because eligible borrowers have opted to use the VA program when refinancing their mortgages.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan with an amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Lenders generally have used private mortgage insurance to satisfy this credit enhancement requirement. (For information about GSE programs initiated in 2018 that provide for loan level default coverage by various (re)insurers (which may include affiliates of private mortgage insurers), see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.") Because low down payment mortgages purchased by the GSEs have generally been insured with private mortgage insurance, the business practices of the GSEs greatly impact our business and include:

•
the GSEs' private mortgage insurer eligibility requirements, the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,”

•
the capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance,"

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs select or influence the mortgage lender’s selection of the mortgage insurer providing coverage,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers,

•	the extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs compared to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change, including through administrative action, in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation.

In September 2019, at the direction of President Trump, the U.S. Treasury Department ("Treasury") released the “Treasury Housing Reform Plan” (the "Plan"). The Plan recommends administrative and legislative reforms for the housing finance system, with such reforms intended to achieve the goals of ending the conservatorships of the GSEs; increasing competition and participation by the private sector in the mortgage market including by authorizing the FHFA to approve additional guarantors of conventional mortgages in the secondary market, simplifying the qualified mortgage ("QM") rule of the Consumer Financial Protection Bureau ("CFPB"), transferring risk to the private sector, and eliminating the GSE Patch (discussed below); establishing regulation of the GSEs that safeguards their safety and soundness and minimizes the risks they pose to the financial stability of the United States; and providing that the Federal Government is properly compensated for any explicit or implicit support it provides to the GSEs or the secondary housing finance market. Also in September 2019, the Treasury and FHFA entered into a letter agreement that will allow the GSEs to remit less of their earnings to the government, which will help them rebuild their capital.

The impact of the Plan on private mortgage insurance is unclear. It does not refer to mortgage insurance explicitly; however, it refers to a requirement for credit enhancement on high LTV loans, which is a requirement of the current GSE charters. The Plan also indicates that the FHFA should continue to support efforts to expand credit risk transfer ("CRT") programs and should encourage the GSEs to continue to engage in a diverse mix of economically sensible CRT programs, including by increasing reliance on institution-level capital (presumably, as distinguished from capital obtained in the capital markets). For more information about CRT programs, see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

The current GSE Patch expands the definition of QM under the Truth in Lending Act (Regulation Z) ("TILA") to include mortgages eligible to be purchased by the GSEs, even if the mortgages do not meet the debt-to-income ("DTI") ratio limit of 43% included in the standard QM definition. The GSE Patch is scheduled to expire no later than January 2021. In July 2019, the CFPB released an Advanced Notice of Proposed Rulemaking on the QM definition. The director of the CFPB indicated that the CFPB would consider only a short-term extension of the GSE Patch. Approximately 30%, 24% and 22% of our NIW in the first, second and third quarters of 2019, respectively, was on loans with DTI ratios greater than 43%. However, it is possible that not all future loans with DTI ratios greater than 43% will be affected by a sunset of the GSE Patch, in part because the standard QM definition may be liberalized under the new rules. In this regard, we note that the CFPB asked for comment about whether the definition of QM should retain a direct measure of a consumer’s personal finances (for example, DTI ratio); whether the definition should include an alternative method for assessing financial capacity; whether, if the QM definition retains a DTI ratio limit, the limit should remain 43% or be increased or decreased; and whether loans with DTI ratios above a prescribed limit should be given QM status if certain compensating factors are present. In addition, the Plan indicates that, pending legislation, the GSE Patch should expire; the CFPB should amend its ability-to-repay rule under TILA ("ATR rule") to establish a clear bright line safe harbor that replaces the GSE Patch; and the FHFA and the CFPB should continue to coordinate their efforts to avoid market disruption in connection with the expiration of the GSE Patch and the implementation of any amendments to the CFPB’s ATR rule.

We may insure loans that do not qualify as QMs; however, we are unsure the extent to which lenders will make non-QM loans because they will not be entitled to the presumptions about compliance with the “ability to repay” rules that the law allows with respect to QM loans. We are also unsure the extent to which lenders will purchase private mortgage insurance for loans that cannot be sold to the GSEs.
The rule that includes the QM definition that applies to loans insured by the FHA was issued by the Department of Housing and Urban Development (“HUD”) and that definition is less restrictive than the CFPB’s definition in certain respects, including that (i) it has no DTI ratio limit, and (ii) it allows the lender certain presumptions about compliance with the ATR rule on higher priced loans. It is possible that, in the future, lenders will prefer FHA-insured loans to loans insured by private mortgage insurance as a result of the FHA’s less restrictive QM definition. However, in September 2019, HUD released its Housing Reform Plan and indicated that the FHA should refocus on its mission of providing housing finance support to low- and moderate-income families that cannot be fulfilled through traditional underwriting. In addition, Treasury's Plan indicated that the FHFA and HUD should develop and implement a specific understanding as to the appropriate roles and overlap between the GSEs and FHA, including with respect to the GSEs’ acquisitions of high LTV and high DTI loans.
As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes is uncertain. Many of the proposed changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.
We must comply with a GSE's PMIERs to be eligible to insure loans delivered to or purchased by that GSE. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book of insurance in force and are calculated from tables of factors with several risk dimensions and are subject to a floor amount).
Based on our interpretation of the most restrictive PMIERs, as of September 30, 2019, MGIC’s Available Assets totaled $4.5 billion, or $1.2 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. In calculating these "Minimum Required Assets," the total credit for risk ceded under our reinsurance transactions is subject to a modest haircut. Our reinsurance transactions are discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." Our existing reinsurance transactions are subject to periodic review by the GSEs and there is a risk we will not receive our current level of credit in future periods for the risk ceded under them. In addition, we may not receive the same level of credit under future transactions that we receive under existing transactions. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions, without penalty.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
The GSEs may amend the PMIERs at any time and may make the PMIERs more onerous in the future. The GSEs have indicated that there may be potential future implications for PMIERs based upon feedback the FHFA receives on its June 2018 proposed rule on regulatory capital requirements for the GSEs, which included a framework for determining the capital relief allowed to the GSEs for loans with private mortgage insurance. The FHFA recently indicated that the capital requirements will be finalized no earlier than the end of 2019 and may not be finalized until Spring 2020. Further, any changes to the GSEs' capital and liquidity requirements resulting from the Treasury Housing Reform Plan could have future implications for PMIERs. In addition, the PMIERs provide that the factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs have indicated that they will generally provide notice 180 days prior to the effective date of such updates.

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

Reinsurance may not always be available or affordable.
As discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring," we have in place quota share and excess of loss reinsurance transactions covering a portion of our risk in force. While on an overall basis, the amount of Available Assets that MGIC must hold in order to continue to insure GSE loans is greater under the PMIERs than what state regulation currently requires, these reinsurance transactions mitigate the negative effect of the PMIERs on our returns. However, reinsurance may not always be available to us or available on similar terms, the quota share reinsurance transactions subject us to counterparty credit risk and the GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions. If we are unable to obtain reinsurance for NIW, our returns may decrease absent an increase in premium rates. An increase in our premium rates may lead to a decrease in our NIW.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage on the loan. In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term. In addition, our insurance policies generally provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In 2018 and the first nine months of 2019, curtailments reduced our average claim paid by approximately 5.8% and 4.7%, respectively.
Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately may be determined by legal proceedings.
Under ASC 450-20, until a loss associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. Where we have determined that a loss is probable and can be reasonably estimated, we have recorded our best estimate of our probable loss, including recording a probable loss of $23.5 million in the first quarter of 2019. Until settlement negotiations or legal proceedings for which we have recorded a probable loss are concluded (including the receipt of any necessary GSE approvals), it is reasonably possible that we will record an additional loss. In addition to matters for which we have recorded a probable loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. Although it is reasonably possible that when all of these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $264 million more than the amount of probable loss we have recorded. This estimate of maximum exposure is based upon currently available information; is subject to significant judgment, numerous assumptions and known and unknown uncertainties; will include an amount for matters for which we have recorded a probable loss until such matters are concluded; will include different matters from time to time; and does not include interest or consequential or exemplary damages. In the third quarter of 2019, we entered into an agreement to settle a claims paying practices dispute for which we previously had recognized a probable loss. There was no additional loss recognized as a result of entering into the agreement, as the settlement amount was consistent with our original estimate of the probable loss. The agreement remains subject to GSE approval.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive, detailed regulation, including by state insurance departments. Many of these regulations are designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Mortgage insurers, including MGIC, have in the past been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act ("RESPA"), and the notice provisions of the Fair Credit Reporting Act ("FCRA"). While these proceedings in the aggregate did not result in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse effect on us. To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act ("ECOA"), FCRA, and other laws. Under ECOA, examination may also be made of whether a mortgage insurer's underwriting decisions have a disparate impact on persons belonging to a protected class in violation of the law.
Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including payment for the referral of insurance business, premium rates and discrimination in pricing, and minimum capital requirements. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” For information about regulation of data privacy, see our risk factor titled “We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.” For more details about the various ways in which our subsidiaries are regulated, see “Business - Regulation” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 22, 2019.While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In December 2013, Treasury's Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain if and when the standards and oversight will be developed and become effective, and what form they will take.

If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 22, 2019, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third party models to project returns, price products (including through our new risk-based pricing system), determine the techniques used to underwrite insurance, calculate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, and a change in the length of time loans are delinquent before claims are received. The change in conditions may include changes in unemployment, affecting borrowers’ income and thus their ability to make mortgage payments, and changes in home prices, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	new and existing housing availability,

•	the rate of household formation, which is influenced, in part, by population and immigration trends,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and limit our NIW. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At September 30, 2019, MGIC’s risk-to-capital ratio was 9.9 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $2.9 billion above the required MPP of $1.6 billion. Our risk-to-capital ratio and MPP reflect full credit for the risk ceded under our quota share reinsurance and excess of loss transactions with unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded under such transactions. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance. At September 30, 2019, the risk-to-capital ratio of our combined insurance operations was 9.8 to 1.
The NAIC has previously announced plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In May 2016, a working group of state regulators released an exposure draft of a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements and certain items have not yet been completely addressed by the framework, including the treatment of ceded risk, minimum capital floors, and action level triggers. Currently we believe that the PMIERs contain more restrictive capital requirements than the draft Mortgage Guaranty Insurance Model Act in most circumstances.
While MGIC currently meets, and expects to continue to meet, the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Home prices may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest for income tax purposes, decreases in the rate of household formations, or other factors. Changes in home prices and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in NIW, or if our mix of business changes to include loans with higher loan-to-value ratios or lower FICO scores, for example, or if we insure a higher percentage of loans under lender-paid mortgage insurance policies, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in May 2016 would be, in part, a function of certain loan and economic factors, including property location, loan-to-value ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
The percentage of our NIW from all single-premium policies has ranged from approximately 10% in 2013 to 19% in 2017 and was 17% in 2018 and 16% in the first nine months of 2019. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We have in place quota share reinsurance ("QSR") transactions with unaffiliated reinsurers that cover most of our insurance written from 2013 through 2019, and a portion of our insurance written prior to 2013. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The effect of the QSR transactions on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses.

In 2018 and 2019, MGIC entered into reinsurance agreements that provide excess-of-loss reinsurance coverage for a portion of the risk associated with certain mortgage insurance policies having an insurance coverage in force date on or after July 1, 2016 and before April 1, 2019. The transactions were entered into with special purpose insurers that issued notes linked to the reinsurance coverage ("Insurance Linked Notes" or "ILNs"). We expect that we may enter into other ILN transactions if capital market conditions remain favorable.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield because an increasing percentage of our insurance in force is from recent book years whose premium rates have been trending lower.
Our ability to rescind insurance coverage became more limited for insurance we wrote beginning in mid-2012, which, as of September 30, 2019, represents approximately 86% of our flow, primary insurance in force. As a result of revised PMIERs requirements, we have revised our master policy and expect it to be effective for new insurance written beginning March 1, 2020, subject to state regulatory approvals. Our ability to rescind insurance coverage will become further limited for insurance we write under the new master policy, potentially resulting in higher losses than would be the case under our existing master policies.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning most of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.
Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. As of September 30, 2019, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (15.5%), loans with borrowers having FICO scores below 620 (2.1%), mortgages with borrowers having FICO scores of 620-679 (9.5%), mortgages with limited underwriting, including limited borrower documentation (1.8%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (14.5%), each attribute as determined at the time of loan origination. An individual loan may have more than one of these attributes.
Beginning in 2017, the percentage of NIW that we have written on mortgages with LTV ratios greater than 95% and mortgages with DTI ratios greater than 45% has increased, although the percentage of NIW that we have written on mortgages with DTI ratios greater than 45% has declined in 2019 from its 2018 level. In 2018, we started considering DTI ratios when setting our premium rates, and we changed our methodology for calculating DTI ratios for pricing and eligibility purposes to exclude the impact of mortgage insurance premiums. As a result of this change, loan originators may have changed the information they provide to us. Although we have revised our operational procedures to account for this possibility, we cannot be sure that the DTI ratio we report for each loan beginning in late 2018 includes the related mortgage insurance premiums in the calculation. In addition, we expect to insure certain loans that would not have previously met our guidelines and to offer premium rates for certain loans lower than would have been offered under our previous methodology.
The widespread use of risk-based pricing systems by the private mortgage insurance industry (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") will make it more difficult to compare our premium rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our mix of new insurance written has changed and our mix may fluctuate more as a result.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTIs. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed.
The losses we have incurred on our 2005-2008 books of business have exceeded our premiums from those books. The incurred losses from those books, although declining, continue to generate a material portion of our total incurred losses. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
Our persistency rate was 78.6% at September 30, 2019, 81.7% at December 31, 2018, and 80.1% at December 31, 2017. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force. In 2018, the GSEs announced changes to various mortgage insurance termination requirements that are intended to further simplify the process of evaluating borrower-initiated requests for mortgage insurance termination and may reduce our persistency rate in the future.
Our holding company debt obligations materially exceed our holding company cash and investments.
At September 30, 2019, we had approximately $308 million in cash and investments at our holding company and our holding company’s debt obligations were $815 million in aggregate principal amount, consisting of $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes") and $390 million of 9% Debentures (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the 5.75% Notes and 9% Debentures outstanding as of September 30, 2019, is approximately $60 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated statement of operations).
The 5.75% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividends, and in the first nine months of 2019 and in 2018, it paid a total of $210 million and $220 million, respectively, in dividends to our holding company. We expect MGIC to continue to pay dividends of at least $280 million per year, subject to approval by its Board of Directors. We ask the OCI not to object before MGIC pays dividends.

In the first three quarters of 2019 and in 2018, we repurchased approximately 7.3 million and 16.0 million shares of our common stock, respectively, using approximately $94 million and $175 million of holding company resources, respectively. We may repurchase up to an additional $131 million of our common stock through the end of 2020 under a share repurchase program approved by our Board of Directors in the first quarter of 2019. Repurchases may be made from time to time on the open market or through privately negotiated transactions. The repurchase program may be suspended for periods or discontinued at any time. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At September 30, 2019, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. The third quarter dividend paid by our holding company will result in an adjustment to the conversion rate at the end of 2019. Ignoring the impact of a fourth quarter dividend, if any, such conversion rate will be 74.2838 common shares per $1,000 principal amount of debentures.
We may redeem the 9% Debentures in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 9% Debentures being redeemed, plus any accrued and unpaid interest, if the closing sale price of our common stock exceeds $17.55 for at least 20 of the 30 trading days preceding notice of the redemption.
We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 4 – “Earnings Per Share” to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2019. As noted above, during 2019 and 2018, we repurchased shares of our common stock and may do so in the future. In addition, we have in the past purchased, and may in the future purchase, our debt securities.
The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell common stock when they want or at a price they find attractive.
The market price for our common stock may fluctuate significantly. In addition to the risk factors described herein, the following factors may have an adverse impact on the market price for our common stock: announcements by us or our competitors of acquisitions or strategic initiatives; our actual or anticipated quarterly and annual operating results; changes in expectations of future financial performance (including incurred losses on our insurance in force); changes in estimates of securities analysts or rating agencies; actual or anticipated changes in our share repurchase program or dividends; changes in general conditions in the economy, the mortgage insurance industry or the financial markets; changes in operating performance or market valuation of companies in the mortgage insurance industry; the addition or departure of key personnel; changes in tax law; and adverse press or news announcements affecting us or the industry. In addition, ownership by certain types of investors may affect the market price and trading volume of our common stock. For example, ownership in our common stock by investors such as index funds and exchange-traded funds can affect the stock’s price when those investors must purchase or sell our common stock because the investors have experienced significant cash inflows or outflows, the index to which our common stock belongs has been rebalanced, or our common stock is added to and/or removed from an index (due to changes in our market capitalization, for example).

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
As part of our business, we maintain large amounts of personal information on consumers. Federal and state laws designed to promote the protection of personal information of consumers require businesses that collect or maintain consumer information to adopt information security programs, notify individuals, and in some jurisdictions, regulatory authorities, of security breaches involving personally identifiable information and may require free credit monitoring services to be provided to individuals affected by security breaches. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation, result in a loss of business and expose us to material claims for damages.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including through the actions of third parties. Due to our reliance on our information technology systems, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years and continue to deploy and enhance our risk-based pricing system. The implementation of these technological improvements, as well as their integration with customer systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities, and as such, we may not achieve our investment objectives. Volatility or lack of liquidity in the markets in which we hold securities has at times reduced the market value of some of our investments, and if this worsens substantially it could have a material adverse effect on our liquidity, financial condition and results of operations.
For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
In addition, we structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
Our financial results may be adversely impacted by natural disasters; hurricanes and other natural disasters may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.
Natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires and floods, could trigger an economic downturn in the affected areas, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters could lead to a decrease in home prices in the affected areas, which could result in an increase in claim severity on policies in those areas. If we were to attempt to limit our new insurance written in disaster-prone areas, lenders may be unwilling to procure insurance from us anywhere.
Natural disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of the PMIERs.

The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans; however, the increase in Minimum Required Assets is not as great for certain delinquent loans in areas that the Federal Emergency Management Agency has declared major disaster areas. An increase in delinquency notices resulting from a natural disaster may result in an increase in "Minimum Required Assets" and a decrease in the level of our excess "Available Assets" which is discussed in our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."